For Immediate Release

8x8 Sells Patent Family

SUNNYVALE, CA - June 27, 2012 - 8x8, Inc. (NASDAQ: EGHT), provider of innovative cloud communications and computing solutions, announced today that it has assigned a family of its United States legacy patents to a third party for an undisclosed payment.

Bryan Martin, Chairman and CEO of 8x8, stated, "We are pleased to report a significant success in monetizing a subset of the Company's portfolio of patents."

To date, 8x8 has been awarded more than 80 United States patents.

About 8x8, Inc.

8x8, Inc. (NASDAQ: EGHT) is a leading provider of cloud communications and computing solutions. With a portfolio of SaaS and IaaS solutions encompassing hosted communications services, contact center, unified communications, video web conferencing, managed dedicated hosting, virtual private servers and more, 8x8 is uniquely positioned as a business' one-stop shop for everything cloud. 8x8 has been delivering cloud services since 2002 and has garnered a reputation for technological excellence and outstanding reliability, backed by a commitment to exceptional customer support. 8x8 customers include small to medium sized businesses, distributed enterprise organizations and government agencies. For additional information, visit www.8x8.com, or connect with 8x8 on Facebook and Twitter.

# # #

Contact:
Joan Citelli
(408) 654-0970
jcitelli@8x8.com